UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 24, 2005
Date of Report (Date of earliest event reported)

Corio, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-31003 (Commission File Number)	77-0492528 (IRS Employer Identification Number)

959 Skyway Road, Suite 100, San Carlos, CA 94070
(Address of principal executive offices) (Zip Code)

(650) 232-3000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 9.01. Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
EXHIBIT 2.1
EXHIBIT 2.2

Item 1.01. Entry into a Material Definitive Agreement

     Corio, Inc., a Delaware Corporation (“Corio”), has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with International Business Machines Corporation, a New York corporation (“IBM”), and Nike Acquisition Corp., a Delaware corporation and wholly owned subsidiary of IBM (“Merger Sub”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Corio (the “Merger”) and Corio will become a wholly-owned subsidiary of IBM.

     Under the terms of the Merger Agreement, each share of common stock of Corio outstanding at the time of the Merger will be converted into the right to receive $2.82 in cash, without interest.

     Corio and IBM have made customary representation, warranties and covenants in the Merger Agreement. The Merger is subject to customary closing conditions, including stockholder approval by holders of Corio’s common stock, performance of covenants, antitrust approvals, absence of government restraints and accuracy of representations and warranties.

     Pursuant to the Merger Agreement, Corio has agreed that it will not, directly or indirectly, solicit, initiate or encourage any takeover proposal or enter into or participate in any discussions or negotiations regarding, or furnish to any third party any information with respect to, any takeover proposal. Prior to obtaining stockholder approval for the Merger, Corio’s board of directors may nevertheless in response to a written bona fide takeover proposal that is unsolicited and Corio’s board of directors determines in good faith constitutes or is reasonably likely to lead to a superior acquisition proposal, (i) provide information regarding Corio to the third party making the takeover proposal provided the information is subject to confidentiality restrictions and is provided to IBM on a concurrent basis, and (ii) participate in discussions or negotiations with the third party making the takeover proposal.

     The Merger Agreement contains certain termination rights for both IBM and Corio and further provides that, upon termination of the Merger Agreement under specified circumstances, Corio must pay IBM a termination fee of $6.8 million. The Merger is expected to close in the first quarter of 2005, although there can be no assurances that the Merger will close in that time period.

     The foregoing description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

     In connection with the execution of the Merger Agreement, Corio and three stockholders of Corio, two of whom are affiliated with directors of Corio, who together hold approximately 29.45% of the outstanding shares of Corio common stock as of the date of the Merger Agreement, entered into a stockholder agreement (“Stockholders Agreement”) pursuant to which, among other things, such stockholders agreed to vote their shares a favor of the Merger and certain related matters. Pursuant to the Stockholders Agreement, these stockholders also agreed to certain restrictions on their ability to recruit or hire certain employees of Corio and agreed not to initiate or encourage any takeover proposal with respect to Corio.

     The foregoing description of the Stockholders Agreement is qualified in its entirety by reference to such agreement, which is filed as Exhibit 2.2 hereto and is incorporated herein by reference.

Additional Information and Where to Find It

     In connection with the Merger, Corio will be filing a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (SEC). STOCKHOLDERS OF CORIO ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations, Corio, Inc., 959 Skyway Road, Suite 100, San Carlos, CA 94070 (Telephone: (650) 232-3000).

     In addition, documents filed with the SEC by Corio will be available free of charge at the SEC’s web site at www.sec.gov. Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Corio in connection with the transaction, and their interests in the solicitation, will be set forth in a proxy statement that will be filed by Corio with the SEC.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

2.1	Agreement and Plan of Merger dated as of January 24, 2005, among International Business Machines Corporation, Nike Acquisition Corp. and Corio, Inc.

2.2	Stockholders Agreement dated as January 24, 2005, among International Business Machines Corporation and certain stockholders of Corio, Inc.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORIO, INC.

By:	/s/ George Kadifa

George Kadifa
Chief Executive Officer

Date: January 28, 2005

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated as of January 24, 2005, among International Business Machines Corporation, Nike Acquisition Corp. and Corio, Inc.

2.2	Stockholders Agreement dated as January 24, 2005, among International Business Machines Corporation and certain stockholders of Corio, Inc.